Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Green Plains Holdings LLC, the general partner of Green Plains Partners LP

And

Unitholders of Green Plains Partners LP:

We consent to the incorporation by reference in the registration statement (No. 333-213320) on Form S-3 and the registration statement (No. 333‑205413) on Form S-8 of Green Plains Partners LP and subsidiaries of our report dated February 22, 2017, with respect to the consolidated balance sheets of Green Plains Partners LP as of December 31, 2016 and 2015, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and all related financial statement schedules, which report appears in the December 31, 2016, annual report on Form 10‑K of Green Plains Partners.

As discussed in Note 1 to the consolidated financial statements, the partnership recognized assets and liabilities transferred on January 1, 2016, and September 23, 2016, at the parent’s historical cost basis.  Such assets and liabilities and the associated expenses are reflected retroactively, if applicable.

/s/ KPMG LLP

Omaha, NE

February 22, 2017